Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports First Quarter 2018 Results

Nashville, Tenn., May 1, 2018 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2018.

Key first quarter metrics (all percentage changes compare 1Q 2018 to 1Q 2017 unless noted):

•	Revenues increased 7.5 percent to $11.423 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.144 billion, or $3.18 per diluted share

•	Adjusted EBITDA totaled $2.118 billion

•	Cash flows from operations totaled $1.300 billion

•	Same facility equivalent admissions increased 1.8 percent, while same facility admissions increased 2.2 percent

•	Same facility revenue per equivalent admission increased 3.9 percent

Revenues in the first quarter increased to $11.423 billion, compared to $10.623 billion in the first quarter of 2017. Net income attributable to HCA Healthcare, Inc. totaled $1.144 billion, or $3.18 per diluted share, compared to $659 million, or $1.74 per diluted share, in the first quarter of 2017.

First quarter 2018 results include gains on sales of facilities of $405 million, or $0.85 per diluted share, primarily reflecting the sale of our Oklahoma facilities. The Company recognized a tax benefit of $92 million, or $0.26 per diluted share, in the first quarter of 2018 compared to $67 million, or $0.18 per diluted share, in the first quarter of 2017 related to employee equity award settlements.

Adjusted EBITDA totaled $2.118 billion compared to $2.005 billion in the first quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility equivalent admissions and admissions increased 1.8 and 2.2 percent, respectively, in the first quarter of 2018, compared to the prior year period. Same facility emergency room visits increased 3.5 percent in the first quarter of 2018, compared to the prior year period. Inpatient surgeries increased 0.3 percent, while outpatient surgeries declined 0.5 percent in the first quarter of 2018 compared to the same period of 2017, on a same facility basis. Same facility revenue per equivalent admission increased 3.9 percent in the first quarter of 2018 compared to the first quarter of 2017.

During the first quarter of 2018, salaries and benefits, supplies and other operating expenses totaled $9.314 billion, or 81.6 percent of revenues, compared to $8.628 billion, or 81.2 percent of revenues, in the first quarter of 2017.

Balance Sheet and Cash Flow

As of March 31, 2018, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.086 billion, total debt of $33.291 billion, and total assets of $37.299 billion. During the first quarter of 2018, capital expenditures totaled $694 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter totaled $1.300 billion compared to $1.280 billion in the prior year’s first quarter. As of March 31, 2018, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.99x, compared to 4.02x as of December 31, 2017.

The Company repurchased 4.370 million shares of its common stock at a cost of $423 million during the first quarter of 2018. At March 31, 2018, the Company had $1.379 billion remaining under the existing $2.0 billion repurchase authorization. The Company had 350.987 million shares outstanding as of March 31, 2018.

As of March 31, 2018, HCA operated 178 hospitals and approximately 1,800 sites of care, including surgery centers, freestanding ERs, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.35 per share on the Company’s common stock. The dividend will be paid on June 29, 2018 to stockholders of record at the close of business on June 1, 2018.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2018 Guidance

The 2018 guidance ranges for the year remain unchanged from our fourth quarter release and are as follows:

2018 Guidance Range
Revenues	$45.0 to $46.0 billion
Adjusted EBITDA	$8.45 to $8.75 billion
EPS (diluted)	$8.50 to $9.00 per diluted share
Capital Expenditures	Approximately $3.5 billion

The Company’s 2018 guidance contains a number of assumptions, including:

•	2018 guidance for EPS (diluted) includes an estimated $110 million income tax benefit, or $0.31 per diluted share, for excess tax benefits related to employee equity award settlements recorded as a component of the provision for income taxes. The timing and amounts related to employee equity award settlements are difficult to project and may vary from this estimate.

•	2018 guidance reflects the sale of the Company’s Oklahoma facilities which closed February 1, 2018. These facilities had annual revenues of approximately $1 billion and Adjusted EBITDA of approximately $180 million in 2017.

•	2018 guidance includes an estimated impact of $1.25 earnings per diluted share related to the Tax Cuts and Jobs Act.

•	2018 guidance excludes any acquisitions that have not been completed as of March 31, 2018.

•	2018 guidance excludes any hurricane insurance recoveries the Company may receive.

•	2018 guidance excludes any changes in our estimates of the impact of the Tax Cuts and Jobs Act on our deferred tax assets and liabilities.

•	2018 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 10:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1160371&tp_key=c8bf2d5059 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2018, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (9) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, (23) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (24) changes in interpretations, assumptions, and expectations regarding the 2017 Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities or other standard-setting bodies, and (25) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2017 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2018		2017
	Amount	Ratio	Amount	Ratio
Revenues	$11,423	100.0%	$10,623	100.0%

Salaries and benefits	5,289	46.3	4,901	46.1
Supplies	1,915	16.8	1,797	16.9
Other operating expenses	2,110	18.5	1,930	18.2
Equity in earnings of affiliates	(9)	(0.1)	(10)	(0.1)
Depreciation and amortization	553	4.7	521	5.0
Interest expense	431	3.8	419	3.9
Gains on sales of facilities	(405)	(3.5)	(1)	—

	9,884	86.5	9,557	90.0

Income before income taxes	1,539	13.5	1,066	10.0
Provision for income taxes	257	2.3	289	2.7

Net income	1,282	11.2	777	7.3
Net income attributable to noncontrolling interests	138	1.2	118	1.1

Net income attributable to HCA Healthcare, Inc.	$1,144	10.0	$659	6.2

Diluted earnings per share	$3.18		$1.74
Cash dividend declared per share	$0.35		$—
Shares used in computing diluted earnings per share (millions)	359.749		379.980
Comprehensive income attributable to HCA Healthcare, Inc.	$1,225		$677

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,086	$732
Accounts receivable	6,332	6,501
Inventories	1,677	1,573
Other	1,296	1,171

Total current assets	10,391	9,977

Property and equipment, at cost	40,308	40,084
Accumulated depreciation	(22,184)	(22,189)

	18,124	17,895

Investments of insurance subsidiaries	417	418
Investments in and advances to affiliates	231	199
Goodwill and other intangible assets	7,471	7,394
Other	665	710

	$37,299	$36,593

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,538	$2,606
Accrued salaries	1,238	1,369
Other accrued expenses	2,005	1,983
Long-term debt due within one year	1,697	200

Total current liabilities	7,478	6,158

Long-term debt, less net debt issuance costs of $158 and $164	31,594	32,858
Professional liability risks	1,244	1,198
Income taxes and other liabilities	1,417	1,374

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(6,244)	(6,806)
Noncontrolling interests	1,810	1,811

Total deficit	(4,434)	(4,995)

	$37,299	$36,593

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2018	2017
Cash flows from operating activities:
Net income	$1,282	$777
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(4)	168
Inventories and other assets	(218)	3
Accounts payable and accrued expenses	(246)	(591)
Depreciation and amortization	553	521
Income taxes	246	292
Gains on sales of facilities	(405)	(1)
Amortization of debt issuance costs	8	8
Share-based compensation	60	73
Other	24	30

Net cash provided by operating activities	1,300	1,280

Cash flows from investing activities:
Purchase of property and equipment	(694)	(571)
Acquisition of hospitals and health care entities	(379)	(90)
Disposition of hospitals and health care entities	767	4
Change in investments	11	(19)
Other	(40)	7

Net cash used in investing activities	(335)	(669)

Cash flows from financing activities:
Net change in revolving credit facilities	270	160
Repayment of long-term debt	(50)	(43)
Distributions to noncontrolling interests	(92)	(145)
Payment of debt issuance costs	(2)	(2)
Payment of cash dividends	(123)	—
Repurchase of common stock	(423)	(424)
Other	(191)	(50)

Net cash used in financing activities	(611)	(504)

Change in cash and cash equivalents	354	107
Cash and cash equivalents at beginning of period	732	646

Cash and cash equivalents at end of period	$1,086	$753

Interest payments	$549	$540
Income tax payments (refunds), net	$11	$(3)

HCA Healthcare, Inc.

Operating Statistics

	First Quarter
	2018	2017
Operations:
Number of Hospitals	178	171
Number of Freestanding Outpatient Surgery Centers	120	118
Licensed Beds at End of Period	46,745	44,374
Weighted Average Licensed Beds	46,686	44,362

Reported:
Admissions	507,873	485,761
% Change	4.6%
Equivalent Admissions	849,164	812,192
% Change	4.6%
Revenue per Equivalent Admission	$13,452	$13,079
% Change	2.9%
Inpatient Revenue per Admission	$13,706	$13,145
% Change	4.3%
Patient Days	2,531,719	2,402,933
% Change	5.4%
Equivalent Patient Days	4,233,034	4,017,704
% Change	5.4%
Inpatient Surgery Cases	136,650	133,341
% Change	2.5%
Outpatient Surgery Cases	230,869	225,915
% Change	2.2%
Emergency Room Visits	2,302,112	2,163,138
% Change	6.4%
Outpatient Revenues as a
Percentage of Patient Revenues	37.2%	38.0%
Average Length of Stay (days)	4.985	4.947
Occupancy	60.3%	60.2%

Same Facility:
Admissions	482,291	471,867
% Change	2.2%
Equivalent Admissions	803,979	789,433
% Change	1.8%
Revenue per Equivalent Admission	$13,547	$13,035
% Change	3.9%
Inpatient Revenue per Admission	$13,750	$13,094
% Change	5.0%
Inpatient Surgery Cases	129,511	129,113
% Change	0.3%
Outpatient Surgery Cases	219,906	220,966
% Change	-0.5%
Emergency Room Visits	2,174,248	2,101,538
% Change	3.5%

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2018	2017
Revenues	$11,423	$10,623

Net income attributable to HCA Healthcare, Inc.	$1,144	$659
Gains on sales of facilities (net of tax)	(305)	(1)

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities (a)	839	658
Depreciation and amortization	553	521
Interest expense	431	419
Provision for income taxes	157	289
Net income attributable to noncontrolling interests	138	118

Adjusted EBITDA (a)	$2,118	$2,005

Adjusted EBITDA margin (a)	18.5%	18.9%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$3.18	$1.74
Gains on sales of facilities	(0.85)	—

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities (a)	$2.33	$1.74

Shares used in computing diluted earnings per share (millions)	359.749	379.980

(a)	Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2018 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2018
	Low	High
Revenues	$45,000	$46,000

Net income attributable to HCA Healthcare, Inc. (a)	$3,020	$3,200
Depreciation and amortization	2,200	2,200
Interest expense	1,775	1,775
Provision for income taxes	955	1,075
Net income attributable to noncontrolling interests	500	500

Adjusted EBITDA (a) (b)	$8,450	$8,750

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$8.50	$9.00
Shares used in computing diluted earnings per share (millions)	355.300	355.300

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)	The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)	Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.